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                         INDEPENDENT AUDITORS' CONSENT

We consent to the references to our firm under the caption "Experts" and to the use of our report dated December 6, 2000, except Notes 4 and 12, as to which the date is January 12, 2001, and Note 13, as to which the date is March 7, 2001, with respect to Inergy Partners, LLC; our report dated May 2, 2001 with respect to Hoosier Propane Group; our report dated January 26, 2001 with respect to Country Gas Company, Inc.; our report dated March 7, 2001 with respect to Inergy, L.P., and our report dated March 2, 2001 with respect to Inergy GP, LLC, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-56976) and related Prospectus of Inergy, L.P. for the registration of 1,600,000 common units.


                                                        /s/ Ernst & Young LLP

Kansas City, Missouri
July 16, 2001